Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) effective as of the 30th day of April, 2007, between H&E EQUIPMENT SERVICES, INC. (“H&E”), whose principal mailing address is 11100 Mead Road, 2nd floor, Baton Rouge, Louisiana 70816, and GARY W. BAGLEY (“Consultant”), whose mailing address is 9 Altawood Drive, Salt Lake City, Utah 84092.

RECITALS:

WHEREAS, H&E is the successor by statutory merger of H&E Equipment Services L.L.C., effective February 3, 2006, and of Head & Engquist Equipment, L.L.C., and ICM Equipment Company L.L.C., effective June 17, 2002;

WHEREAS, H&E is engaged in the business of selling, renting, and servicing manufacturing, industrial, construction, and mining equipment, and the provision of related services;

WHEREAS, H&E has heretofore employed Consultant as a consultant pursuant to a Consulting and Noncompetition Agreement dated July 31, 2004 (“Noncompetition Agreement”), and as an officer and its Chairman pursuant to an Employment Agreement, initially dated February 4, 1998, and amended subsequently with the third and final amendment dated as of June 14, 2002 (“Employment Agreement”); and,

WHEREAS, Consultant acknowledges extinguishment of the Noncompetition Agreement and the Employment Agreement, and H&E and Consultant now desire to have Consultant provide his services pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements hereinafter set forth, the parties declare and agree as follows:

W I T N E S S E T H:

1. Term and Duties. H&E hereby appoints and engages Consultant, for a period of five (5) years (the “Consulting Period”) commencing on the date hereof, as a consultant to H&E and its affiliates and subsidiaries, including but not limited to Great Northern Equipment, Inc. and H&E Equipment Services (California), LLC, of all matters directly or indirectly related to H&E’s business. The Consultant shall be available to furnish such consulting services hereunder as may be reasonably requested by the Board of Directors, the CEO and/or the CFO of H&E

2. Compensation, Etc.

(a)	As full and complete compensation for any and all services which the Consultant may render hereunder, H&E shall pay Consultant the sum of $167,000.00 per annum, together with a cost-of-living increase of four percent (4%) compounded annually. Consultant shall be responsible for all federal and state taxes and other payments as required by applicable law. The fee shall be paid in equal portions to Consultant bi-weekly.

(b)	H&E will reimburse Consultant for all reasonable and actual out-of-pocket expenses incurred by him in the performance of his duties hereunder upon presentation of appropriate documentation.

(c)	Consultant will be provided an office, appropriate office supplies and equipment, and such support and secretarial staff as is reasonably needed by Consultant to meet his obligations under this Agreement. The expenses of the office and staff will be paid by H&E.

(d)	In keeping with past treatment of retiring senior executive officers of H&E, H&E will, during the Consulting Period, continue to provide the Consultant and his spouse with the hospitalization and medical insurance group plan coverages that were available to him immediately prior to the effectiveness of this Agreement or otherwise provide hospitalization and medical insurance group plan coverages that are substantially similar thereto in all material respects.

3. Confidential Information. It is stipulated and agreed that H&E is engaged in the business of (i) selling, renting and servicing equipment for use in the manufacturing, industrial, construction, and mining industries, and (ii) the provision of related services, together with any other lines of business in which H&E becomes engaged during the Consulting Period, being referred to herein as the “Business.” It is further stipulated and agreed that as a result of Consultant’s employment by H&E and continuing during the Consultancy Period, Consultant has had and may have access to valuable, highly confidential, privileged and proprietary information relating to H&E’s business, including, without limitation, existing and future equipment information, customer lists, identities of distributors and distributorships, sales methods and techniques, cost and costing methods, pricing techniques and strategies, sales agreements with customers, profits and product line profitability information, unpublished present and future marketing strategies and promotional programs, and other information regarded by H&E as proprietary and confidential (the “Confidential Information”). It is further acknowledged that unauthorized use or disclosure by Consultant of Confidential Information would seriously damage H&E in its business.

In consideration of the payments and benefits referred to in Paragraphs 1 and 2 of this Agreement, which Consultant acknowledges are legally sufficient to support enforceability by H&E of this provision, Consultant agrees to not use, divulge, disclose, furnish, or make accessible to any third party, person, company, or other entity, any aspect of the Confidential Information (other than as required in the ordinary discharge of Consultant’s duties hereunder).

4. Status. Notwithstanding anything herein to the contrary, the Consultant shall be an independent contractor and shall not be considered an employee of H&E.

5. Entire Agreement. This Agreement is the entire agreement between the parties hereto with respect to subject matter hereof and shall not be amended, altered or modified in any manner whatsoever, except by a written instrument executed by the parties hereto. This Agreement supersedes all prior agreements between the Company and Consultant with respect to the matter hereof and all prior agreements shall be void and of no further force or effect as of the date hereof.

6. Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed and enforced in accordance with the laws of the State of Utah applicable to agreements made and to be performed wholly in the State of Utah, without regard to conflicts of law principles of any jurisdiction. ANY SUIT OR OTHER PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT SHALL BE INSTITUTED AND MAINTAINED IN THE STATE OR FEDERAL COURTS SITTING IN EAST BATON ROUGE PARISH, LOUISIANA, ABSENT WRITTEN CONSENT OF H&E TO THE CONTRARY. CONSULTANT EXPRESSLY WAIVES ANY OBJECTIONS TO SUCH JURISDICTION AND VENUE AND IRREVOCABLY CONSENTS AND SUBMITS TO THE PERSONAL AND SUBJECT MATTER JURISDICTION OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDING.

7. Binding Effect. This Agreement shall be binding upon the heirs, assigns, and successors of the parties hereto, including any successor to H&E by way of reorganization or restructuring, sale or merger.

8. Attorney Fees. In the event of a breach of this Agreement the prevailing party shall be entitled to its cost of court and reasonable attorneys fees.

9. Notices. All notices, requests, or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed first class, certified mail, postage prepaid, addressed as set forth:

To H&E:

H&E Equipment Services, Inc.
11100 Mead Road, 2nd floor
Baton Rouge, LA 70816
Attn.: John M. Engquist

with a copy to:

Taylor, Porter, Brooks & Phillips L.L.P.
451 Florida Street, 8th floor
Post Office Box 2471
Baton Rouge, LA 70801/70821
Attn.: John Ashley Moore

To Consultant:

Gary W. Bagley
9 Altawood Drive
Salt Lake City, UT 84092

or to such other address as may have been furnished in writing to the party giving the notice by the party to whom the notice is to be given.

10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but which together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have duly executed this Consulting Agreement on the 30th day of April, 2007.

H&E EQUIPMENT SERVICES, INC.

By: /s/ John M. Engquist
John M. Engquist, its President and
Chief Executive Officer

CONSULTANT:

/s/ Gary W. Bagley
Gary W. Bagley